AZ CORPORATION COMMISSION
FILED

APR 1 1 2006

FILE NO - 0246092

ARTICLES OF AMENDMENT

A.R.S. §10-1006

FEE $25.00 A.R.S. §122.A

Greens Worldwide Incorporated
[Name of Corporation]

1. The name of the corporation is Greens Worldwide Incorporated.

2. Attached hereto as Exhibit A is the text of each amendment adopted.

3. ☒ The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

   ☐ Exhibit A contains provisions for implementing the exchange, reclassification or cancellation of issued shares provided for therein.

   ☐ The amendment provides for exchange, reclassification or cancellation of issued shares. Such actions will be implemented as follows:

____

____

4. The amendment was adopted the 31th day of March, 2006.

5. The amendment was adopted by the ☐ incorporators ☐ board of directors without shareholder action and shareholder action was not required.

   ☒ The amendment was approved by the shareholders. There is (are) 1 voting groups eligible to vote on the amendment. The designation of voting groups entitled to vote separately on the amendment, the number of votes in each, the number of votes represented at the meeting at which the amendment was adopted and the votes cast for and against the amendment were as follows:

The voting group consisting of 9,419,780 outstanding shares of Common [class or series] stock is entitled to 9,419,780 votes. There were 9,419,780 votes present at the meeting. The voting group cast 9,419,780 votes for and 0 votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

ARS §10-140 requires that changes to corporation(s) be executed by an officer of the corporation, whose file is to be changed.

CF: 0040
Rev: 09/05

PAID
25
#1180

The voting group consisting of ______________ outstanding shares of ______________ [class or series] stock is entitled to __________ votes. There were __________ votes present at the meeting. The voting group cast __________ votes for and __________ votes against approval of the amendment. The number of votes cast for approval of the amendment was sufficient for approval by the voting group.

DATED as of this ____ day of ______________, _____.

Greens Worldwide Incorporated
[name of corporation]

By ______________________

R. Thomas Kidd   President/CEO
[name]   [title]

STATE OF ARIZONA
ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
GREENS WORLDWIDE INCORPORATED

Pursuant to the provisions of Section 10-1006, Arizona Revised Statutes, the undersigned corporation adopts these Articles of Amendment to the Articles of Incorporation:

1. The name of the corporation is Greens Worldwide Incorporated.

2. The corporation adopts the following amendment to its Articles of Incorporation:

   The first sentence of Article 4 of the Articles of Incorporation of the Corporation, as amended, is herby amended in its entirety as follows:

   4. Authorized Capital; The authorized capital stock of this Corporation shall be: (1) One Hundred Million (100,000,000) shares of common stock having no par value, and (2) Five Million (5,000,000) shares of preferred stock having a par value of Ten Dollars ($10.00) per share.

3. The aforesaid amendment was adopted by the shareholders of the corporation on March 31, 2006, in the manner prescribed by the Arizona Revised Statutes.

4. The number of shares of the corporation outstanding at the time of such adoption was 17,614,597 shares of Common Stock. All the issued and outstanding shares were voted for the amendment.

Date: March 31, 2006

GREENS WORLDWIDE INCORPORATED

By: [signature]
R. Thomas Kidd, President